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                                                                    EXHIBIT 23.1

                       CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Amendment No. 1 to this Registration Statement on Form S-3 of our report dated January 24, 2003, except for Note 12, as to which the date is January 31, 2003, relating to the financial statements, which appears in SINA Corporation's transition report on Form 10-K for the six-month period ending December 31, 2002 and our report dated August 6, 2002, except for Note 12, as to which the date is September 2, 2002, relating to the financial statements, which appears in SINA Corporation's annual report on Form 10-K for the year ending June 30, 2002. We also consent to the references to us under the headings "Experts" in such Amendment No. 1 to this Registration Statement.

/s/ PricewaterhouseCoopers
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Beijing, China
November 26,  2003